UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a–12

CLOSURE MEDICAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is the text of a memorandum distributed by Closure Medical Corporation on March 7, 2005:

[LETTERHEAD OF CLOSURE MEDICAL CORPORATION]

TO:	Participants in the Closure Medical Corporation Employee Stock Purchase Plan

FROM:	Benny Ward, Mike Hoban

DATE:	March 4, 2005

RE:	Effect of Proposed Merger on Employee Stock Purchase Plan

As you know, Closure Medical Corporation (the “Company”), Johnson & Johnson (“J&J”) and a subsidiary of J&J have entered into an agreement and plan of merger. If the merger is completed, the subsidiary will be merged with and into the Company and each outstanding share of the Company’s common stock will be converted into the right to receive the merger consideration of $27.00 in cash, without interest. We have described below how the Employee Stock Purchase Plan (“ESPP”) will be affected by the merger.

Employee Stock Purchase Plan

The current purchase period under the ESPP is scheduled to end on July 29, 2005. If you are a participant in the ESPP, you may not increase your payroll deductions or purchase elections from those in effect on March 3, 2005. You may reduce or terminate your payroll deductions as described in the ESPP. If the merger is completed, no new offering periods will begin after March 3, 2005.

The current purchase period under the ESPP will terminate one day before the date on which the merger is completed (assuming the merger date is before July 29, 2005). All amounts allocated to your account pursuant to the ESPP as of the termination date will be used to purchase from the Company whole shares of Company common stock at a price equal to the lesser of (i) 85% of the per share value of Company stock on the purchase date or (ii) 85% of the per share value of Company stock on the first day of the offering period. After all participant accounts have been used to purchase shares of Company common stock, the ESPP will terminate.

All shares purchased on your behalf under the ESPP will be automatically converted in the merger into the right to receive the merger consideration of $27.00 in cash, without interest, and will be paid to you as soon as practicable following the completion of the merger. All payments are subject to applicable withholding taxes.

Questions

If you have questions regarding this information, please call either Benny Ward at ext. 2199 or Mike Hoban at ext. 2160.

This material is not a substitute for the proxy statement the Company will file with the SEC. You are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by the Company with the SEC, will be available free of charge at the SEC’s website, www.sec.gov, or by visiting the Company’s website at www.closuremed.com.

The Company and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from the Company’s stockholders in connection with the proposed transaction. You may obtain a detailed list of names, affiliations and interests of Company participants in the solicitation of proxies of the Company’s shareholders by reading the proxy statement when it becomes available.